THE MAINSTAY FUNDS

AMENDMENT TO THE AMENDED AND RESTATED MANAGEMENT AGREEMENT

This Amendment to the Amended and Restated Management Agreement is hereby made as of the 28th day of February, 2023, between The MainStay Funds, a Massachusetts business trust (the “Trust”), on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (the “Manager”).

WHEREAS, the Trust and the Manager are parties to the Amended and Restated Management Agreement, dated February 27, 2015, as amended (the “Agreement”); and

WHEREAS, the Trust and the Manager hereby wish to amend Schedule A of the Agreement to reflect the removal of the fund accounting fee for MainStay MacKay Convertible Fund and MainStay MacKay Strategic Bond Fund:

NOW, THEREFORE, the parties agree as follows:

(i) Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

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 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest: /s/ Brian J. McGrady   By: /s/ Kirk C. Lehneis

Name: Brian J. McGrady  Name: Kirk C. Lehneis

Title:  Director and Associate General  Title: Senior Managing Director

Counsel

THE MAINSTAY FUNDS

Attest:  /s/ Brian J. McGrady    By: /s/ Kirk C. Lehneis

Name: Brian J. McGrady    Name: Kirk C. Lehneis

Title:  Assistant Secretary    Title:  President

SCHEDULE A

(As of February 28, 2023)

For all services rendered by the Manager hereunder, each Fund of the Trust shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual fee equal to the following:

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS
MainStay Candriam Emerging Markets Debt Fund	0.70% on assets up to $500 million; and 0.65% on assets over $500 million
MainStay Income Builder Fund	0.64% on assets up to $500 million; 0.60% on assets from $500 million to $1 billion; 0.575% on assets from $1 billion to $5 billion; and 0.565% on assets over $5 billion
MainStay MacKay Convertible Fund	0.60% on assets up to $500 million; 0.55% on assets from $500 million to $1 billion; 0.50% on assets over $1 billion to $2 billion; and 0.49% on assets over $2 billion
MainStay MacKay High Yield Corporate Bond Fund

0.60% on assets up to $500 million;
0.55% on assets from $500 million to $5 billion;

0.525% on assets from $5 billion to $7 billion;

0.50% on assets from $7 billion to $10 billion;

0.49% on assets from $10 billion to $15 billion; and
0.48% on assets over $15 billion

MainStay MacKay International Equity Fund	0.89% on assets up to $500 million; and 0.85% on assets over $500 million
MainStay MacKay Strategic Bond Fund	0.60% on assets up to $500 million; 0.55% on assets from $500 million to $1 billion; 0.50% on assets from $1 billion to $5 billion; and 0.475% on assets over $5 billion
MainStay MacKay Tax Free Bond Fund

0.45% on assets up to $500 million;

0.425% on assets from $500 million to $1 billion;

0.40% on assets from $1 billion to $5 billion;

0.39% on assets from $5 billion to $7 billion;
0.38% on assets from $7 billion to $9 billion; and
0.37% on assets over $9 billion

MainStay MacKay U.S. Infrastructure Bond Fund	0.50% on assets up to $500 million; 0.475% on assets from $500 million to $1 billion; and 0.45% on assets over $1 billion
MainStay Money Market Fund	0.40% on assets up to $500 million; 0.35% on assets from $500 million up to $1 billion; and 0.30% on assets over $1 billion

FUND	ANNUAL RATE AS A PERCENTAGE OF DAILY NET ASSETS
MainStay WMC Enduring Capital Fund	0.55% on assets up to $500 million; 0.525% on assets from $500 million to $1 billion; and 0.50% on assets over $1 billion
MainStay WMC Value Fund	0.66% on assets up to $1 billion; and 0.64% on assets from $1 billion to $3 billion; and 0.62% on assets over $3 billion
MainStay Winslow Large Cap Growth Fund

0.75% on assets up to $500 million;
0.725% on assets from $500 million to $750 million;
0.71% on assets from $750 million to $1 billion;
0.70% on assets from $1 billion to $2 billion;
0.66% on assets from $2 billion to $3 billion;
0.61% on assets from $3 billion to $7 billion;

0.585% on assets from $7 billion to $9 billion; and

0.575% on assets over $9 billion

In addition, each Fund of the Trust, except, MainStay Candriam Emerging Markets Debt Fund, MainStay MacKay Convertible Fund, MainStay MacKay International Equity Fund, MainStay MacKay Strategic Bond Fund, MainStay MacKay U.S. Infrastructure Bond Fund, MainStay Money Market Fund, MainStay WMC Enduring Capital Fund, MainStay WMC Value Fund and MainStay Winslow Large Cap Growth Fund shall pay the Manager the fee set forth below. In the event this Agreement is in effect for only a portion of any one year, the fee payable below shall be reduced proportionately on the basis of the number of business days (any day on which the New York Stock Exchange is open for trading) during which the Agreement was in effect for that year.

FUND NET ASSETS	ACCOUNTING FEE SCHEDULE
First $20 Million	1/20 of 1%
Next $80 Million	1/30 of 1%
Excess	1/100 of 1%
Minimum Monthly Charge	$1,000

This fee shown above is an annual charge, billed and payable monthly, based upon average monthly net assets.